UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*



                           DATRON SYSTEMS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   238173-10-8
--------------------------------------------------------------------------------

                                 (CUSIP Number)


                              MATTHEW J. DAY, ESQ.
                          118 E. 25th Street, 8th Floor
                            New York, New York 10010
                                 (212) 614-0323
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Noticed and Communication)


                                  July 31, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filling of this Statement)


If the filing person has previously filed a statement on Schedule 13D to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sec. 240.13d-1(e), 240.13d-1 (f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)


                              (Page 1 of 13 Pages)

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 2 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      ACQUISITOR PLC
                      No I.R.S. Identification Number
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      WC
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED KINGDOM
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           380,700
 BENEFICIALLY      -------------------------------------------------------------
OWNED BY EACH
  REPORTING         8        SHARED VOTING POWER
 PERSON WITH                          0
                   -------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      380,700
                   -------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      380,700
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                 /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      13.8%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      CO
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 3 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1        NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         J O Hambro Capital Management (Holding) Limited
                         No I.R.S. Identification Number
--------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
       3        SEC USE ONLY
--------------------------------------------------------------------------------
       4        SOURCE OF FUNDS
                         AF
--------------------------------------------------------------------------------
       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                               / /
--------------------------------------------------------------------------------
       6        CITIZENSHIP OR PLACE OR ORGANIZATION
                         UNITED KINGDOM
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                    0
 BENEFICIALLY     --------------------------------------------------------------
OWNED BY EACH       8        SHARED VOTING POWER
  REPORTING                    30,700
 PERSON WITH      --------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                               0
                  --------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                               30,700
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         30,700
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES                                              /X/
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         1.1%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON
                         HC
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 4 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       J O Hambro Capital Management Limited
                       No I.R.S. Identification Number
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS
                       AF
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OR ORGANIZATION
                       UNITED KINGDOM
--------------------------------------------------------------------------------
  NUMBER OF           7        SOLE VOTING POWER
    SHARES                              0
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH         8        SHARED VOTING POWER
 REPORTING                              30,700
PERSON WITH         ------------------------------------------------------------
                      9        SOLE DISPOSITIVE POWER
                                        0
                    ------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER
                                        30,700
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        30,700
--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                                /X/
--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        1.1%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                        IA
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 5 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      American Opportunity Trust plc
                      No I.R.S. Identification Number
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      WC
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED KINGDOM
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           0
 BENEFICIALLY     --------------------------------------------------------------
OWNED BY EACH       8        SHARED VOTING POWER
  REPORTING                           30,700
 PERSON WITH     --------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      30,700
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      30,700
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                  /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      1.1%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      IV
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 6 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Christopher Harwood Bernard Mills
                       No I.R.S. Identification Number
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS
                       AF
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OR ORGANIZATION
                       UNITED KINGDOM
--------------------------------------------------------------------------------
  NUMBER OF          7        SOLE VOTING POWER
   SHARES                            0
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH        8        SHARED VOTING POWER
 REPORTING                           411,400
PERSON WITH         ------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER
                                     0
                    ------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER
                                     411,400
--------------------------------------------------------------------------------
   11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       411,400
--------------------------------------------------------------------------------
   12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
   13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       14.9%
--------------------------------------------------------------------------------
   14         TYPE OF REPORTING PERSON
                       IN

================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 7 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Duncan Soukup
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED KINGDOM
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           0
 BENEFICIALLY      -------------------------------------------------------------
OWNED BY EACH
  REPORTING         8        SHARED VOTING POWER
 PERSON WITH                          0
                   -------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      0
                   -------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                 /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      IN
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 8 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      James Ozanne
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           0
 BENEFICIALLY      -------------------------------------------------------------
OWNED BY EACH
  REPORTING         8        SHARED VOTING POWER
 PERSON WITH                          0
                   -------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      0
                   -------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                 /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      IN
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 9 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Peter Melhado
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           0
 BENEFICIALLY      -------------------------------------------------------------
OWNED BY EACH
  REPORTING         8        SHARED VOTING POWER
 PERSON WITH                          0
                   -------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      0
                   -------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                 /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      IN
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 10 of 13 Pages
-------------------------------              -----------------------------------

================================================================================
       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Glen Lindemann
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
       3     SEC USE ONLY

--------------------------------------------------------------------------------
       4     SOURCE OF FUNDS
                      OO
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
   NUMBER OF        7        SOLE VOTING POWER
     SHARES                           0
 BENEFICIALLY      -------------------------------------------------------------
OWNED BY EACH
  REPORTING         8        SHARED VOTING POWER
 PERSON WITH                          0
                   -------------------------------------------------------------
                    9        SOLE DISPOSITIVE POWER
                                      0
                   -------------------------------------------------------------
                   10        SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                                 /X/
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
                      IN
================================================================================

-------------------------------              -----------------------------------
CUSIP No. 238173-10-8                             Page 11 of 13 Pages
-------------------------------              -----------------------------------

                            STATEMENT ON SCHEDULE 13D

     The following constitutes Amendment No. 10 to the Schedule 13D (the "Schedule 13D") jointly filed by Acquisitor plc, J O Hambro Capital Management (Holdings) Limited, J O Hambro Capital Management Limited, American Opportunity Trust plc, Christopher H.B. Mills, Duncan Soukup, Peter Melhado, James Ozanne and Glen Lindemann (collectively, the "Reporting Persons"). Except as specifically amended by this Amendment No. 10, the Schedule 13D remains in full force and effect.

Item  4  is  hereby  amended  to  add  the  following:

Item  4.  Purpose  of  Transaction

     On July 31, 2001, the Issuer announced that the exchange ratio in the tender offer by The Titan Corporation ("Titan") for shares of the Issuer was set at 0.81919 Titan shares per share of the Issuer. Based upon the closing price for a share of Titan stock on July 31, 2001 of $19.77, each share of the Issuer would have been exchangeable at that time for a portion of a Titan share worth approximately $16.20. Accordingly, Acquisitor is satisfied with the value offered for its shares of the Issuer, particularly in light of the fact that Titan's transaction is the only one available to Acquisitor and is considerably more attractive than the status quo.

-------------------------------              -----------------------------------
CUSIP  No.  238173-10-8                             Page 12 of 13 Pages
-------------------------------              -----------------------------------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:  July 31, 2001

                                   ACQUISITOR  PLC


                                   By:  /s/  Duncan  Soukup
                                       -----------------------------------
                                   Name:   Duncan  Soukup
                                   Title:  Managing  Director

                                   J  O  HAMBRO  CAPITAL  MANAGEMENT
                                   (HOLDINGS)  LIMITED


                                   By:  /s/  Graham Warner
                                       -----------------------------------
                                   Name:   Graham Warner
                                   Title:  Director

                                   J  O  HAMBRO  CAPITAL  MANAGEMENT
                                   LIMITED

                                   By:  /s/  Graham Warner
                                       -----------------------------------
                                   Name:   Graham Warner
                                   Title:  Director

                                   AMERICAN  OPPORTUNITY  TRUST  PLC

                                   By: J O Hambro Capital Management Limited, Its investment advisor


                                   By:  /s/  Graham Warner
                                       -----------------------------------
                                   Name:   Graham Warner
                                   Title:  Director


                                   /s/  Christopher  Mills
                                   ---------------------------------------
                                            CHRISTOPHER  MILLS


                                   /s/  Duncan  Soukup
                                   ---------------------------------------
                                            DUNCAN  SOUKUP


                                   /s/  James  Ozanne
                                   ---------------------------------------
                                            JAMES  OZANNE

-------------------------------              -----------------------------------
CUSIP  No.  238173-10-8                             Page 13 of 13 Pages
-------------------------------              -----------------------------------


                                   /s/  Peter  Melhado
                                   ---------------------------------------
                                            PETER  MELHADO


                                   /s/  Glen  Lindemann
                                   ---------------------------------------
                                            GLEN  LINDEMANN